Exhibit 107 Calculation of Filing Fee Tables Form S-3 (Form Type) Veralto Corporation (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Carry Forward Form Type Carry Forward File Number Carry Forward Initial Effective Date Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward Newly Registered Securities Fees to Be Paid Debt Debt Securities 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Equity Common Stock, par value $0.01 per share 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Equity Preferred Stock, par value $0.01 per share 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Other Depositary Shares (3) 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Other Purchase Contracts (4) 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Other Units (5) 456(b) and 457(r) (1) (1) (1) (2) (2) Fees to Be Paid Other Warrants or Other Rights 456(b) and 457(r) (1) (1) (1) (2) (2) Fees Previously Paid - - - - - - - - Carry Forward Securities Carry Forward Securities - - - - - - - - - - - - Total Offering Amounts - - - Total Fees Previously Paid - Total Fee Offsets - Net Fee Due -

(1) An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. (2) In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees and the subsequent registration fees will be paid on a “pay-as-you-go” basis. (3) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt. (4) Each purchase contract will be issued under a purchase agreement and will obligate holders to purchase from or sell to the registrant and obligate the registrant to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares. (5) Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including purchase contracts, shares of common stock, shares of preferred stock, debt securities, depositary shares, warrants or subscription rights, in any combination, which may or may not be separable from one another.